         As filed with the Securities and Exchange Commission on January 9, 2002

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ALLOY, INC.
             (Exact name of registrant as specified in its charter)

                    Delaware                            04-3310676
          (State or other jurisdiction of             (I.R.S. Employer
           incorporation or organization)           Identification Number)

                        151 West 26th Street, 11th Floor
                               New York, NY 10001
                                 (212) 244-4307
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Matthew C. Diamond
                      Chairman and Chief Executive Officer
                        151 West 26th Street, 11th Floor
                               New York, NY 10001
                                 (212) 244-4307

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             With copies to each of:

      Samuel A. Gradess                                   Richard M. Graf
    Chief Financial Officer                          Mintz, Levin, Cohn, Ferris,
         Alloy, Inc                       and          Glovsky and Popeo, P.C.
151 West 26/th/ Street, 11th Floor                   701 Pennsylvania Ave., N.W.
      New York, NY 10001                                Washington, DC 20004


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

Title of each class of                      Proposed maximum     Proposed maximum
securities to be          Amount to be     offering price per   aggregate offering       Amount of
registered               registered(1)          share(2)             price            registration fee
                         -------------          --------             -----            ----------------
Common Stock
$0.01 par value            2,069,767              20.785          $43,020,107.10         $10,281.81
                           =========              =======         ==============         ==========

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Act"), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The price of $20.785 per share, which was the average of the high and low prices of the Registrant's Common Stock, as reported on the Nasdaq National Market on January 2, 2002, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

                   Subject to Completion dated January 9, 2002

                                   Alloy, Inc.

                        2,069,767 Shares of Common Stock

We have prepared this prospectus to allow the selling stockholders we identify to sell up to 2,069,767 shares of our common stock. The selling stockholders acquired the shares in connection with our acquisitions of substantially all of the assets of the 360 Youth business of MarketSource Corporation, Dan's Competition, Inc., Triple Dot Communications, Inc. or Y-Access, LLC. We will not receive any of the proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices, but they are not required to sell any shares. The price to the public for the shares and the proceeds to the selling stockholders at any time will depend upon the market price of the shares when sold. See "Selling Stockholders" and "Plan of Distribution."

Our common stock is traded on the Nasdaq National Market under the trading symbol "ALOY." On January 8, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $22.19 per share.

                  Investing in our common stock involves risks.
                     See "Risk Factors" beginning on page 2.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

                   This prospectus is dated January __, 2002.

                                TABLE OF CONTENTS

                                         Page

PROSPECTUS SUMMARY                                                      1
THE OFFERING                                                            2
RISK FACTORS                                                            2
USE OF PROCEEDS                                                         6
SELLING STOCKHOLDERS                                                    6
PLAN OF DISTRIBUTION                                                    8
LEGAL MATTERS                                                           9
EXPERTS                                                                 9
WHERE YOU CAN FIND MORE INFORMATION                                     9

                               PROSPECTUS SUMMARY

You must also consult the more detailed financial statements, and notes to financial statements filed with our Annual Report on Form 10-K filed on May 1, 2001 and amended on October 10, 2001, incorporated by reference in this prospectus. This prospectus contains forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors as outlined in this prospectus.

                                   Our Company

Alloy is a multi-channel media company and direct marketer providing community, content and commerce to Generation Y, the approximately 58 million boys and girls between the ages of 10 and 24. Alloy has developed and accumulated a portfolio of recognized brands in this demographic group, which the Census Bureau estimates will grow 19.5% faster than the overall U.S. population and which accounts for more than $250 billion of annual disposable income. Our convergent media model employs an array of integrated online and offline media and marketing assets to connect with the Generation Y market. Through these assets, Alloy is able to sell merchandise directly to the Generation Y market or serve as a conduit for entities seeking to reach this demographic group. Our primary media and marketing assets include our catalogs: Alloy, CCS and Dan's Comp and the Web sites associated with these catalogs: www.alloy.com, www.ccs.com and www.danscomp.com. Our annual catalog circulation in excess of 45 million gives us a significant media presence in the Generation Y market, as well as a vehicle to sell merchandise in key teen spending categories such as apparel, accessories and action sports equipment. The Web sites promote commerce and serve as gathering places for the Generation Y demographic to interact, share information, and explore interesting and relevant content. Through our catalogs and Web sites, we have accumulated a Generation Y database approaching 8 million names. Marketers use our catalogs and Web sites, along with our magazines, college guides, and advertisement placement capabilities in college and high school newspapers to connect with the youth market through a variety of comprehensive and effective programs. We complement our advertising services with research, consulting, design and event management capabilities to provide full service marketing solutions for our advertising clients.

Our objective is to become the leading Generation Y-focused convergent media and marketing company. We hope to achieve this objective through the following strategies:

     . Enhance and Acquire Strong Brands. We plan to continue building Alloy as our flagship teen brand known for high quality, Generation Y-focused community, content and commerce for both boys and girls. We plan to continue associating our CCS and Dan's Comp brands with action sports activities, merchandise and lifestyle popular with Generation Y boys. We believe that these brands allow us to build customer loyalty and increase the frequency of contact with members of Generation Y. The success of this strategy depends on our continued ability to understand accurately the needs and interests of our audience.

     . Grow and Monetize our Generation Y Name Database. We intend to increase the size of our name database through increased catalog circulation, marketing via Alloy-owned media assets, selective advertising and acquisitions.

     . Leverage our Relationships with Advertisers. Over the past two years, we have developed larger and more comprehensive advertising programs with companies seeking to reach the growing Generation Y audience. Through internal development and acquisition, we plan to increase the number of our contact points with Generation Y to offer our clients greater and more effective access to their target demographic.

     . Expand Media Reach. We intend to pursue a comprehensive, cross media strategy to serve and interact continuously with members of Generation Y. Our catalogs are the centerpiece of this effort, with our Web sites providing current teen-focused community, content and commerce. Our books, college guides, and magazines reach Generation Y members in the offline world, while relationships with other companies allow us to carry selected Web site content onto wireless devices. These relationships have also positioned us to capitalize on commerce and content opportunities in the interactive television space as this medium develops.

     . Make Strategic Acquisitions. We continue to seek opportunities to make strategic acquisitions of businesses and assets that complement or expand our existing core businesses and competencies in an effort to achieve any or all of the four strategic objectives discussed above.

     . Expand Internationally. We believe that significant opportunities exist to address the global adoption of the Internet and the international demand for Generation Y-focused community, content and commerce. The size of Generation Y internationally and the emergence of a global youth culture that is heavily influenced by the U.S. present overseas opportunities. We believe that a presence in these markets will enhance our long-term competitive position. Towards that end, we have translated selected content areas of the www.alloy.com Web site into other languages and circulated CCS catalogs in Japan on a trial basis. We intend to explore further these opportunities to extend the overseas reach of our brands and to create strategic relationships in targeted international markets.

Our principal executive offices are located at 151 West 26th Street, 11th Floor, New York, New York 10001. Our telephone number at that location is (212) 244-4307.

                                  THE OFFERING

Common stock offered ................................... 2,069,767 shares (1)

Common stock to be outstanding after the offering. ..... 37,516,478(2)

Use of proceeds. .......................................  We will not receive any proceeds from the sale by the selling stockholders of our common stock.

Nasdaq National Market symbol for our common stock .....  Our common stock is traded on the Nasdaq National
                                                          Market under the symbol "ALOY"


(1) Includes 1,839,520 shares of common stock and 110,000 shares underlying warrants issued in connection with our acquisition of substantially all of the assets of the 360 Youth business of MarketSource, 83,210 shares issued as performance payments to the former shareholders of Triple Dot and Y-Access after the closing of those acquisitions, and 37,037 shares issued as a post-closing working capital adjustment to the Dan's Competition acquisition.

(2) As of January 4, 2002, the number of shares of common stock to be outstanding after this offering includes the 1,551,282 shares potentially initially issuable upon conversion of our Series B preferred stock, the 391,750 and 307,018 shares potentially initially issuable upon exercise of the warrants issued in connection with the private placements of our Series B and Series A preferred stock, respectively, and 110,000 shares potentially issuable upon exercise of warrants issued in connection with our acquisition of substantially all of the assets of the 360 Youth business of MarketSource Corporation, but does not include, as of January 4, 2002, a total of 7,766,252 shares of common stock consisting of the following:

     . 4,413,055 shares of common stock underlying options outstanding at a weighted average exercise price of $11.978 per share;

     . 2,326,310 shares of common stock available for issuance under our Restated 1997 Employee, Director and Consultant Stock Plan; and

     . 1,026,887 shares registered to satisfy our obligation contained in the registration rights agreement executed in connection with the private placement of our Series B preferred stock and related warrants.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this report and information in our periodic reports filed with the SEC. The material risks and uncertainties described below are related to this offering. You should also consider the risks discussed in our annual report filed on Form 10-K with the SEC on May 1, 2001 and amended on October 10, 2001, which relate to our business in general. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

Our stock price may be adversely affected by significant fluctuations in our quarterly operating results.

Our revenues for the foreseeable future will remain primarily dependent on sales of merchandise appearing in our catalogs and on our Web sites, and secondarily on sponsorship and advertising revenues. We cannot forecast with any degree of certainty the number of visitors to our Web sites, the extent of our merchandise sales or the amount of sponsorship and advertising revenues. We have already experienced the effects of seasonality on our merchandise sales, which are generally lower in the first half of each year. We believe that sponsorship and advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If similar seasonal and cyclical patterns emerge in Internet sponsorship and advertising spending, these revenues may vary significantly based on these patterns.

Other factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

     . our ability to attract new and repeat visitors to our Web sites and convert them into customers;

     .    price competition;

     .    the level of merchandise returns we experience;

     . unanticipated cost increases or delays in shipping, transaction processing and catalog production;

     . unanticipated delays or cost increases with respect to product introductions;

     . the reduction in consumer spending associated with a general slowdown of the U.S. economy;

     .    the costs, timing and impact of our sales and marketing initiatives;

     .    the costs of integrating businesses we acquire into our company; and

     . the shifting views of consumers on Internet-based commerce and Internet-related companies.

Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline substantially.

Because we do not plan to pay cash dividends on our common stock, holders of shares of our common stock will not be able to receive any return unless they sell their shares.

We have never declared cash dividends on our common stock and we do not anticipate declaring and paying cash dividends on our common stock at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on our common stock will be made by our board from time to time in the exercise of its business judgment, taking into account, among other things, results of operations and financial condition, any then existing or proposed commitments by us for the use of available funds, and our obligations with respect to the holders of any then outstanding indebtedness or preferred stock. In addition, we can't pay dividends on our common stock prior to December 15, 2002 without the prior consent of the holders of our Series B convertible preferred stock. We may in the future issue debt securities or additional series of preferred stock or enter into loan agreements or other agreements that restrict the payment of dividends on, and repurchases of, our common stock.

The substantial number of shares that will become eligible for sale after this offering may cause the market price of our common stock to drop significantly.

     To date we have issued 11,463,267 shares of our common stock to pay for our strategic acquisitions, and we may be required to issue additional shares in connection with earnouts we agreed to in connection with our acquisitions of Triple Dot, Y-Access, CASS Communications, Target Marketing and substantially all of the assets of the 360 Youth business of MarketSource. Additionally, we may be required to issue shares upon exercise of warrants issued in connection with our acquisition of substantially all of the assets of the 360 Youth business from MarketSource. We anticipate that we will continue to pay for acquisitions by issuing additional shares of common stock for all or part of the acquisition purchase price and in connection with earnouts in connection with some or all of such acquisitions.

In February 2001, in connection with a private placement of shares of our Series A convertible preferred stock, we issued a warrant to purchase an additional 307,018 shares of our common stock. In June 2001, we sold to eight purchasers in a private placement 1,815 shares of our newly issued Series B convertible preferred stock, which initially are convertible into 1,551,282 shares of our common stock, and at the same time issued warrants to purchase an aggregate of an additional 502,492 shares of our common stock, of which warrants in respect of 110,742 shares have already been exercised. These securities, unlike the common stock, provide for protection upon the occurrence of certain stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions. In addition, the shares of Series B preferred stock provide for protection upon the issuance of additional shares of common stock or convertible securities at below specified prices. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise of the affected securities could increase. Subject to our satisfaction of specific conditions, we may redeem the Series A related warrant. If we elect to redeem the warrant, its holder would most likely exercise the warrant because the holder would realize more value if it exercised the warrant than if it permitted us to redeem it. In addition, subject to our satisfaction of specific conditions, we may require that the shares of Series B preferred stock issued in the June 2001 private placement be converted into common stock. As of the date of this prospectus, we are not able to redeem the Series A related warrant or require the holders of the Series B preferred stock to convert their shares into common stock.

We may sell additional shares of common stock, preferred stock and other convertible securities in the future to raise additional capital and your investment may be diluted or lose value as a result.

The shares we issue in connection with our acquisitions and those issued in the private placements generally are issued with registration rights that require us to register the shares for sale to the public upon request of the holders. Pursuant to such requirements, we have, as of January 4, 2002 registered 21,032,732 shares of common stock for sale to the public by their holders, not including the shares being offered by this prospectus. The occurrence of sales of such shares, or the perception that such sales could occur, could cause the amount of our common stock available, or perceived to be available, to exceed demand, which could cause the market price for our common stock to drop significantly.

Our management and principal stockholders own approximately 34% of our outstanding common stock and could influence most matters requiring approval by our stockholders.

Our directors, executive officers and four largest stockholders own, in the aggregate, shares of common stock and securities convertible into or exercisable for shares of our common stock representing approximately 34% of the outstanding shares of our common stock, calculated on a fully diluted basis assuming the exercise of all presently exercisable options and warrants and the conversion of all outstanding preferred stock. As a result, these stockholders, acting together, could influence significantly most matters requiring approval by our stockholders. In addition, our restated certificate of incorporation does not provide for cumulative voting with respect to the election of directors, including the election of the members of our board of directors. Such a concentration of ownership could affect the liquidity of, and have an adverse effect on the price of, our common stock, and may have the effect of delaying or preventing an acquisition or change in the control of our company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

                YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                      BECAUSE THEY ARE INHERENTLY UNCERTAIN

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding market expectations and opportunities, market share growth and new products and service expectations and capabilities. These forward-looking statements are just predictions and involve risks and uncertainties such that actual results may differ materially.

When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and "intend" and similar expressions as they relate to us or our management are intended to identify such forward-looking statements. Our actual future results may differ significantly from those stated in any forward-looking statements. These statements include statements regarding our ability to: increase revenues, generate multiple revenue streams, increase visitors to our Web sites and build customer loyalty; develop our sales and marketing teams; capitalize on our sales and marketing efforts; capitalize on our promotions, sponsorship, advertising and other revenue opportunities; build the Alloy, CCS and Dan's Comp brand names, as well as the brand names of our other subsidiaries, and develop our on-line community; develop commercial relationships with advertisers and other Web sites; our Web sites' appeal to marketers and users; meet anticipated cash needs for working capital and capital expenditures for the next 24 months; enhance our infrastructure technology, transaction-processing and automation capabilities of our Web sites; increase the efficiency of our supply chain and fulfillment system; expand into international markets; expand and utilize our name database; identify desirable products and to continue to limit our risks of our excess inventory; continue to provide high levels of customer service and support; manage our vendors to maintain our profit margins; identify and integrate potential acquisitions and investments; and contact and successfully market to the increasing Generation Y audience.

As a result of the foregoing and other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis which could materially and adversely affect our business, financial condition, operating results and stock price. We do not intend to update any of the forward-looking statements in this report to conform these statements to actual results, unless required by law.

In evaluating this offering, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 2 of this document.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock being offered and sold for the accounts of the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering, but will pay certain expenses related to the registration of the shares of the common stock, and will receive the exercise price if certain of the selling stockholders exercise warrants to obtain shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

Based upon information available to us as of January 7, 2002, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that will be owned after the sale of the registered shares, assuming all of the shares are sold. Except as otherwise set forth in the footnotes to the table, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its, his or her ownership of shares of equity securities. Certain selling stockholders may be affiliates of broker-dealers. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which he, she or it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

                                    Shares Beneficially                      # of Shares after
                                    Owned Prior to the     Shares being      Completion of this
Name                                     Offering             Offered           Offering (1)
                                         --------             -------           ------------
Bryan Cadogan (2)                         94,145               38,027              56,118*
Gary Colen (3)                            97,056               38,027              59,029*
Daniel E. Duckworth (4)(10)              244,444               22,222             222,222*
Dianna J. Duckworth (5)(10)              162,963               14,815             148,815*
Marta L. Loeb (6)                         12,037                5,825               6,212*
Frank Morelli (7)                         10,000               10,000                   0*
MarketSource Corporation (8)(10)       1,939,520            1,939,520                   0*
Dwayne Pettigrew (9)                       3,504                1,331               2,173*

-------------
* Indicates a less than 1% interest in common stock.

(1) The numbers assume that the selling stockholders have sold all of the shares offered hereby prior to completion of this Offering.

(2) Includes 26,860 shares currently held in escrow. Mr. Cadogan is Chief Operating Officer of our subsidiary, Triple Dot Communications, Inc.

(3) Includes 39,197 shares currently held in escrow. Mr. Colen is President of our subsidiary, Triple Dot Communications, Inc.

(4) Includes 222,222 shares currently held in escrow, and 22,222 shares issued as a post-closing working capital adjustment to the Dan's Competition acquisition.

(5) Includes 148,148 shares currently held in escrow, and 14,815 shares issued as a post-closing working capital adjustment to the Dan's Competition acquisition.

(6)  Includes 6,212 shares currently held in escrow.

(7) Includes 10,000 shares underlying a warrant issued in connection with our acquisition of substantially all of the assets of the 360 Youth business from MarketSource Corporation.

(8) Includes 283,286 shares currently held in escrow and 100,000 shares underlying a warrant issued in connection with our acquisition of substantially all of the assets of the 360 Youth business from MarketSource Corporation.

(9)  Includes 2,173 shares currently held in escrow.

(10) Sales of such shares are restricted pursuant to lockup agreements entered into by us with the selling shareholders, as discussed in the text following this table.

Except as noted in the selling stockholder table, the shares being offered by Messrs. Cadogan and Colen were issued as part of earnouts we agreed to in connection with our acquisition of Triple Dot Communications, Inc. in December 2000 and our acquisition of Y-Access, LLC in January 2001. Except as noted in the selling stockholder table, the shares being offered by Mr. Pettigrew and Ms. Loeb were issued as part of the earnout we agreed to in connection with our acquisition of Y- Access, LLC in January 2001.

On November 26, 2001, we entered into a lockup agreement with MarketSource Corporation to restrict the sale of shares it received in connection with our acquisition of MarketSource's 360 Youth business. Under the terms of the agreement, unless we otherwise consent, MarketSource is prohibited from selling
(i) not more than 200,000 of the shares issued to it pursuant to the definitive purchase agreement in each of three monthly periods commencing on the date of effectiveness of the registration statement of which this prospectus is a part, and (ii) after such three-month period, not more than one-ninth of any remaining shares during any monthly period up to the one year anniversary date of the effectiveness of such registration statement.

On November 29, 2001, we entered into a lockup agreement with Mr. and Mrs. Duckworth to restrict the sale of the working capital adjustment shares being offered for sale pursuant to this prospectus. Under the terms of the agreement, up to 50% of the total number of working capital adjustment shares may be sold commencing upon the effectiveness of this registration statement, and the remainder of such shares may be sold commencing 30 days after the effectiveness of the registration statement of which this prospectus is a part.

                              PLAN OF DISTRIBUTION

The shares of common stock to be sold by the selling stockholders in this offering have been listed on the Nasdaq National Market.

We are registering the shares offered under this prospectus on behalf of the selling stockholders for resale of such shares from time to time after the date of this prospectus. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the named selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders, subject to reimbursement as described below. We will not receive any proceeds from the sales of shares by the selling stockholders but will receive the exercise price if they exercise their warrants to acquire shares.

Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions otherwise than on the Nasdaq National Market or in the over-the-counter market, through put or call options transactions relating to the shares whether such options are listed on an options exchange or otherwise, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

In connection with the sale of shares, the selling stockholders may, subject to the terms of their respective Lockup Agreements with us, enter into hedging transactions with brokers, dealers or others, who in turn may engage in short sales of the shares in the course of hedging the positions they assume; sell short or deliver shares to close out positions; or loan shares to brokers, dealers or others that may in turn sell such shares.

The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (that compensation as to a particular broker-dealer might be in excess of customary commissions).

Each of the selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Because each of the selling stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution for an exercise price of $ .01 per share or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. That supplement will disclose

     . the name of the selling stockholder(s) and of the participating broker-dealer(s),

     .  the number of shares involved,

     .  the price at which such shares were sold,

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     .  other facts material to the transaction.

     We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Alloy by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Certain attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., beneficially own an aggregate of 1,800 shares of our common stock.

                                     EXPERTS

The financial statements of Alloy and its subsidiaries as of January 31, 2001, 2000 and 1999, have been incorporated by reference herein in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our Common stock is listed and traded on the Nasdaq National Market under the symbol "ALOY."

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares offered by this prospectus:

     . Annual Report on Form 10-K for the fiscal year ended January 31, 2001, filed on May 1, 2001 and amended on October 10, 2001;

     . Annual Report on Form 10-K/A for the fiscal year ended January 31, 2001 filed on October 10, 2001;

     . Definitive Proxy Statement, filed on May 31, 2001;

     . Quarterly Report on Form 10-Q for the fiscal quarter ended April 30,
       2001, filed on June 14, 2001;

     . Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2001, filed on September 14, 2001;

     . Quarterly Report on Form 10-Q/A for the fiscal quarter ended April 30,
       2001, filed on October 18, 2001;

     . Quarterly Report on Form 10-Q/A for the fiscal quarter ended July 31,
       2001, filed on October 18, 2001;

     . Quarterly Report on Form 10-Q/A for the fiscal quarter ended July 31,
       2001, filed on October 24, 2001;

     . Quarterly Report on Form 10-Q for the fiscal quarter ended October 31,
       2001, filed on December 17, 2001;

     . Current Report on Form 8-K/A, filed on May 14, 2001;

     . Current Report on Form 8-K, filed on June 21, 2001;

     . Current Report on Form 8-K, filed on July 10, 2001; and

     . Current Report on Form 8-K, filed on August 13, 2001;

     . Current Report on Form 8-K, filed on August 14, 2001;

     . Current Report on Form 8-K/A, filed on September 14, 2001;

     . Current Report on Form 8-K/A, filed on October 10, 2001;

     . Current Report on Form 8-K, filed on October 15, 2001;

     . Current Report on Form 8-K/A, filed on October 18, 2001;

     . Current Report on Form 8-K, filed on November 6, 2001;

     . Current Report on Form 8-K, filed on November 13, 2001;

     . Current Report on Form 8-K/A, filed on December 11, 2001;

     . Current Report on Form 8-K, filed on December 11, 2001;


     . The description of our common stock contained in "Description of Capital Stock" in the Registration Statement on Form S-1 declared effective by the Commission on May 13, 1999 (File No. 333-74159), including any amendment or report filed for the purpose of updating such description.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address:

                                   Alloy, Inc.
                        151 West 26th Street, 11th Floor
                               New York, NY 10001
                                 (212) 244-4307
                          Attention: Samuel A. Gradess

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee. ...................................   $10,282
Transfer Agent and Registrar fees .......................     2,500
Accounting fees and expenses. ...........................     5,000
Legal fees and expenses .................................    45,000
Printing and mailing expenses ...........................     5,000
Miscellaneous ...........................................     5,000

Total ...................................................   $72,782

Item 15. Indemnification of Directors and Officers.

Incorporated herein by reference from "Indemnification of Directors and Officers" in our Registration Statement on Form S-1 (File No. 333-74159).

Item 16. Exhibits.

See Exhibit Index on page II-5.

Item 17. Undertakings.

     (a)   The Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 9, 2002.

                               ALLOY, INC.
                               (Registrant)

                                    By: /s/ Matthew C. Diamond
                                    Name:  Matthew C. Diamond
                                    Title: Chief Executive Officer and Chairman

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Matthew C. Diamond and Samuel A. Gradess, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.

        Signatures                              Title                              Date
/s/ Matthew C. Diamond
----------------------
Matthew C. Diamond                   Chief Executive Officer                 January 9, 2002
                                     (Principal Executive Officer)
                                     and Chairman

/s/ Samuel A. Gradess
---------------------
Samuel A. Gradess                    Chief Financial Officer                 January 9, 2002
                                     (Principal Financial and
                                     Accounting Officer), Secretary
                                     and Director

/s/ James K. Johnson, Jr.
-------------------------
James K. Johnson, Jr.                President, Chief Operating              January 9, 2002
                                     Officer and Director


--------------------
Peter M. Graham                      Director                                January 9, 2002

/s/ David Yarnell
------------------
David Yarnell                        Director                                January 9, 2002

/s/ Edward Monnier
-------------------
Edward Monnier                       Director                                January 9, 2002

                                  Exhibit Index

                                   DESCRIPTION

EXHIBIT
NUMBER

4.1* Restated Certificate of Incorporation of Alloy, Inc. (incorporated by reference as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Registration Number 333-74159)).

4.2* Restated Bylaws (incorporated by reference as Exhibit 3.2 to the
     Registrant's Registration Statement on Form S-1 (Registration Number 333-74159)).

4.3* Form of Common Stock Certificate (incorporated by reference as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (Registration Number 333-74159)).

5.1  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

23.1 Consent of Arthur Andersen LLP, Independent Accountants

23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. (included in
     Exhibit 5.1)

24.1 Power of Attorney (included on the signature page)

---------------------------
*Previously filed